UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

August 13, 2010 (August 13, 2010)

Date of Report (Date of earliest event reported)

LOGIC Devices Incorporated

(Exact name of registrant as specified in its charter)

0-17187

Commission File Number

California

94-2893789
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1375 Geneva Drive, Sunnyvale, California 94089

(Address of principal executive offices)

(Zip Code)

(408) 542-5400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As a result of Mr. Steven Settles’ August 4, 2010 resignation from its Board of Directors, the Company received a letter from The Nasdaq Stock Market LLC (“Nasdaq”), dated August 13, 2010, indicating the Company no longer complies with Nasdaq’s independent director requirement as set forth in Listing Rule 5605(b)(1). However, consistent with Listing Rule 5605(b)(1), Nasdaq is providing the Company with a cure period in order to regain compliance as follows:

•        Until the earlier of the Company next annual shareholders’ meeting or August 4, 2011; or

•        If the next annual shareholders’ meeting is held before January 31, 2011, then the Company must evidence compliance no later than January 31, 2011.

The Company is seeking to identify qualified individuals who would be willing to serve on its Board of Directors in order to regain compliance with the Listing Rule.

As a result of the resignations of Mr. Brian Cardozo and Mr. Steven Settles from its Board of Directors, the Company received a letter from Nasdaq dated August 13, 2010, indicating the Company no longer complies with Nasdaq’s audit committee requirement as set forth in Listing Rule 5605(c)(2)(A).

In addition, per Listing Rule (c)(4)(B), the Company is not eligible for a cure period as the noncompliance is based on two member vacancies. As such, Nasdaq is reviewing the Company’s eligibility for continued listing on The Nasdaq Stock Market. The Company has 45 calendar days to submit a plan to regain compliance. If the Company’s plan is accepted, Nasdaq can grant an exception of up to 180 calendar days from the date of this letter to evidence compliance.

The Company is seeking to identify qualified individuals who would be willing to serve on its Audit Committee in order to regain compliance with the Listing Rule.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LOGIC Devices Incorporated (Registrant)

Date: August 13, 2010	By: /s/ Kimiko Milheim Kimiko Milheim Chief Financial Officer and Corporate Secretary